Exhibit 3.2
COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION
AT RICHMOND, OCTOBER 28, 2022
The State Corporation Commission has found the articles of amendment submitted on behalf of
Burke & Herbert Financial Services Corp.
to comply with the requirements of law, and confirms payment of all required fees. Therefore, it is ORDERED that this
CERTIFICATE OF AMENDMENT
be issued and admitted to record with the articles of amendment in the Office of the Clerk of the Commission, effective October 28, 2022.

STATE CORPORATION COMMISSION

By	/s/ Judith Williams Jagdmann
Judith Williams Jagdmann
Commissioner

Commonwealth of Virginia State Corporation Commission Office of the Clerk Entity ID: 11337362 Filing Number: 2210285102666 Filing Date/Time: 10/28/2022 04:28 PM Effective Date/Time: 10/28/2022 04:28 PM
ARTICLES OF AMENDMENT TO
THE ARTICLES OF INCORPORATION OF
BURKE & HERBERT FINANCIAL SERVICES CORP.
The undersigned, on behalf of the corporation set forth below, pursuant to Article 11 of the Virginia Stock Corporation Act (the “Act”), states as follows:
1.    The name of the Corporation is Burke & Herbert Financial Services Corp.
2.    The introductory paragraph to Article III of the Corporation’s Articles of Incorporation is hereby amended in its entirety to read as follows, in connection with a forty (40)-for-one (1) stock split and par value change with respect to the Common Stock of the Corporation, which stock split and par value change were approved by the Corporation’s Board of Directors on October 27, 2022:
The aggregate number of shares which the Corporation shall be authorized to issue is twenty million (20,000,000) shares of common stock, par value $0.50 per share (“Common Stock”), and two million (2,000,000) shares of serial preferred stock, par value $1.00 per share (“Serial Preferred Stock”).
3.    The Directors of the Corporation, at a meeting duly held on October 27, 2022, at which a quorum was present and acting throughout, found said amendment to be in the best interests of the Corporation. Pursuant to Section 13.1-706 of the Code of Virginia, 1950, as amended, the Directors adopted the amendment without shareholder action. The Corporation does not have any shares of Preferred Stock outstanding, therefore, only one class is outstanding.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be executed as of this 27th day of October, 2022.

/s/ David P. Boyle
David P. Boyle
President and Chief Executive Officer

[Signature page to Articles of Amendment of Burke & Herbert Financial Services Corp.]